KNOLL

1235 Water Street

East Greenville, PA 18041

Tel 215 679-7991

Press Release

Knoll Reports Second Quarter Results; Innovative Generation By Knoll™ Work Chair Wins Gold In Best Of NeoCon® 2009 Competition

EAST GREENVILLE, PA, July 16, 2009 -- Knoll, Inc. (NYSE: KNL) today announced results for the second quarter ended June 30, 2009. Net sales were $202.2 million for the quarter, a decrease of 30.9% from the second quarter 2008. Operating profit was $18.5 million, or 9.1% of net sales, a decrease of 47.3% from the second quarter 2008. Excluding restructuring charges of $2.1 million, operating profit was $20.6 million during the second quarter of 2009, or 10.2% of net sales, a decrease of 46.5% when compared to adjusted operating profit from the second quarter of 2008. Net income was $8.1 million, a decrease of 61.2% over the second quarter 2008. Adjusted earnings per share was $0.21 compared to $0.49 adjusted earnings per share in the prior year, a decrease of 57.1%. Earnings per share was $0.18 compared to $0.44 earnings per share in the prior year.

"While our industry continues to be severely impacted by the global economic crisis we are pleased that we were able to report relatively robust profitability," stated Andrew Cogan, CEO. "Our strategy of diversifying our sources of revenue into high design content business continued to buffer our results. The June introduction of our new Generation by Knoll™ work chair at the annual NeoCon® tradeshow was one of the most broadly well received launches in our history. The unique design and user benefits of this chair were recognized in positive reviews from clients, specifiers and the general media as well as by our win of the Best of NeoCon® Gold for task seating. I believe that we succeeded in setting a new reference point for work chair seating and will, in the coming years, see meaningful revenue and profit impact from our Generation launch."

Second Quarter Results

Second quarter 2009 financial results highlights follow:
Dollars in Millions Except Per Share Data	Three Months Ended		Percent
	6/30/09	6/30/08	Change

Net Sales	$202.2	$292.5	(30.9)%
Gross Profit	70.7	101.1	(30.1)%
Operating Expenses	50.1	62.6	(20.0)%
Restructuring Charges	2.1	3.4	(38.2)%
Operating Profit	18.5	35.1	(47.3)%
Adjusted Operating Profit	20.6	38.5	(46.5)%
Net Income	8.1	20.9	(61.2)%
Earnings Per Share - Diluted	.18	.44	(59.1)%
Adjusted Earnings Per Share - Diluted	.21	.49	(57.1)%
Backlog	134.1	191.0	(29.8)%

Adjusted earnings per share and adjusted operating profit are calculated by excluding from earnings per share and operating profit items we believe to be infrequent or not indicative of our operating performance. For a reconciliation of adjusted earnings per share and adjusted operating profit to earnings per share and operating profit, respectively, see "Reconciliation of Non-GAAP Financial Measures" below.

Net sales for the quarter were $202.2 million, a decrease of $90.3 million, or 30.9%, over the second quarter of 2008. The decrease in sales for the quarter was experienced across all product categories and geographies.

Backlog of unfilled orders at June 30, 2009 was $134.1 million, a decrease of $56.9 million, or 29.8% compared to unfilled orders at June 30, 2008.

Gross profit for the second quarter of 2009 was $70.7 million, a decrease of $30.4 million or 30.1%, over the same period in 2008. Gross margin increased to 35.0% in the second quarter of 2009 from 34.6% in the same quarter of 2008. The increase in gross margin largely resulted from favorable foreign exchange rates and lower transportation costs. In addition, we benefited from previously implemented cost reduction activities and our global sourcing efforts.

Operating expenses for the quarter were $50.1 million, or 24.8% of sales, compared to $62.6 million, or 21.4% of sales, for the second quarter of 2008. The decrease in operating expenses during the second quarter of 2009 was in large part due to decreased spending in conjunction with our lower sales volumes. Decreased sales and performance related compensation accounted for approximately $6.0 million of the reduction in operating expenses.

Our operating profit for the second quarter of 2009 was $18.5 million, a decrease of $16.6 million, or 47.3%, over the same period in 2008. Operating profit as a percentage of sales was 9.1%. Operating profit for the second quarter of 2009 includes restructuring charges of $2.1 million. Excluding those restructuring charges, operating profit would have been $20.6 million or 10.2% as a percent of sales. For a reconciliation of adjusted operating profit to GAAP operating profit, see "Reconciliation of Non-GAAP Financial Measures" below.

Interest expense decreased $1.1 million over the second quarter 2008 due to lower average borrowing rates. Other expense for the second quarter 2009 was $2.7 million which included $2.8 million of foreign exchange losses and $0.1 million of miscellaneous income. Other expense for the second quarter 2008 was $0.1 million.

The effective tax rate was 37.5% for the quarter, as compared to 32.7% for the same period last year. This increase is primarily due to a net operating loss tax credit of $1.4 million that we benefited from during the second quarter of 2008. Without this benefit, our tax rate for the second quarter of 2008 would have been 37.2%. Net income for the second quarter 2009 was $8.1 million, or $0.21 adjusted earnings per share, as compared to $20.9 million, or $0.49 adjusted earnings per share, for the same quarter in 2008.

Cash generated from operations during the second quarter 2009 was $27.8 million, compared to $41.0 million in the same period of 2008. Capital expenditures for the second quarter 2009 totaled $5.1 million compared to $4.3 million for 2008. We repaid $23.0 million of debt during the second quarter of 2009 compared to $9.6 million during 2008. We also paid a quarterly dividend of $0.9 million, or $0.02 per share, in the second quarter of 2009 compared to $5.6 million, or $0.12 per share, in the second quarter of 2008.

"Our working capital and spending reduction programs, allowed us to reduce our bank debt by approximately $23 million. Maintaining a strong balance sheet and aggressively freeing up working capital remains a top priority," stated Barry McCabe, CFO.

Reconciliation of Non-GAAP Financial Measures

This release contains adjusted earnings per share and adjusted operating profit measures, which are both non-GAAP financial measures. Adjusted earnings per share and adjusted operating profit are calculated by excluding from earnings per share and operating profit items that we believe to be infrequent or not indicative of our operating performance. For the periods covered by this release such items consist of expenses associated with restructuring charges. We present adjusted earnings per share and adjusted operating profit because we consider them to be important supplemental measures of our performance and believe them to be useful to show ongoing results from operations distinct from items that are infrequent or not indicative of our operating performance.

Adjusted earnings per share and adjusted operating profit are not measurements of our financial performance under GAAP and should not be considered as an alternative to earnings per share or operating profit under GAAP. Adjusted earnings per share and adjusted operating profit have limitations as analytical tools, and you should not consider them in isolation or as a substitute for analysis of our results as reported under GAAP. In addition, in evaluating adjusted earnings per share and adjusted operating profit, you should be aware that in the future we may incur expenses similar to the adjustments in this presentation. Our presentation of adjusted earnings per share and adjusted operating profit should not be construed as an inference that our future results will be unaffected by unusual or infrequent items. We compensate for these limitations by providing equal prominence of our GAAP results and using adjusted earnings per share and adjusted operating profit only supplementally.

The following table reconciles Adjusted Earnings Per Share to Earnings Per Share for the periods indicated.

	Three Months Ended June 30,
	2009	2008

Earnings per Share - Diluted	$0.18	$0.44
Add back:
Restructuring	0.03	0.05

Adjusted Earnings per Share - Diluted	$0.21	$0.49

The following table reconciles Adjusted Operating Profit to Operating Profit for the periods indicated.

	Three Months Ended June 30,
	2009	2008

Operating Profit ($mm)	$18.5	$35.1
Add back:
Restructuring	2.1	3.4

Adjusted Operating Profit	$20.6	$38.5

Conference Call Information

Knoll will host a conference call on Thursday, July 16, 2009 at 10:00 A.M. EST to discuss its financial results.

The call will include slides; participants are encouraged to listen to and view the presentation via webcast at http://www.knoll.com; go to "About Knoll" and click on "Investor Relations".

The conference call may also be accessed by dialing:

North America 866 314-5050

International 617 213-8051

Passcode 69253281

A replay of the webcast can be viewed by visiting the Investor Relations section of the Knoll corporate website.

In addition, an audio replay of the conference call will be available through July 23, 2009 by dialing 888 286-8010. International replay: 617 801-6888 (Passcode: 16536310).

About Knoll

Since 1938, Knoll has been recognized internationally for creating workplace and residential furnishings that inspire, evolve and endure. Today, our commitment to modern design, our understanding of the workplace and our dedication to sustainable design has yielded a unique portfolio of products that respond and adapt to changing needs. Knoll is aligned with the U.S. Green Building Council and can help companies, healthcare organizations and educational institutions achieve Leadership in Energy and Environmental Design (LEED®) workplace certification. Knoll is the contract furniture industry's first member of the Chicago Climate Exchange (CCX®) and is the founding sponsor of the World Monuments Fund Modernism at Risk program.

Cautionary Statement Regarding Forward-Looking Information

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Knoll, Inc.'s expected future financial position, results of operations, revenue levels, cash flows, business strategy, budgets, projected costs, capital expenditures, products, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "goals, " "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward- looking statements. Such forward-looking statements are inherently uncertain, and readers must recognize that actual results may differ materially from the expectations of Knoll management. Knoll does not undertake a duty to update such forward-looking statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include corporate spending and service-sector employment, price competition, acceptance of Knoll's new products, the pricing and availability of raw materials and components, foreign currency exchange, transportation costs, demand for high quality, well designed office furniture solutions, changes in the competitive marketplace, changes in the trends in the market for office furniture, the financial strength and stability of our suppliers, customers and dealers, access to capital, and other risks identified in Knoll's annual report on Form 10-K, and other filings with the Securities and Exchange Commission. Many of these factors are outside of Knoll's control.

Contacts

Investors: Barry L. McCabe

Executive Vice President and Chief Financial Officer

Tel 215 679-1301

bmccabe@knoll.com

Media: David E. Bright

Senior Vice President, Communications

Tel 212 343-4135

dbright@knoll.com

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales	$202,197	$292,536	$414,806	$560,344
Cost of sales	131,468	191,449	269,310	368,934

Gross profit	70,729	101,087	145,496	191,410
Selling, general, and administrative expenses	50,142	62,557	101,905	120,979
Restructuring and other charges	2,073	3,432	8,312	3,432

Operating income	18,514	35,098	35,279	66,999
Interest expense	2,856	3,963	5,627	8,898
Other expense, net	2,747	64	1,423	258

Income before income tax expense	12,911	31,071	28,229	57,843
Income tax expense	4,837	10,154	10,630	19,648

Net income	$8,074	$20,917	$17,599	$38,195

Earnings per share:
Basic	$.18	$.44	$.39	$.81
Diluted	$.18	$.44	$.39	$.80
Weighted-average shares outstanding:
Basic	45,386,945	47,032,982	45,344,388	47,379,463
Diluted	45,389,692	47,112,672	45,345,762	47,509,276

KNOLL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	June 30, 2009	December 31, 2008
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13,766	$14,903
Customer receivables, net	120,166	126,051
Inventories	86,966	100,225
Prepaid and other current assets	19,392	19,069

Total current assets	240,290	260,248
Property, plant, and equipment, net	136,541	132,168
Intangible assets, net	299,009	299,120
Other noncurrent assets	5,323	6,124

Total Assets	$681,163	$697,660

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current maturities of long-term debt	$134	$121
Accounts payable	68,024	78,442
Other current liabilities	83,229	116,457

Total current liabilities	151,387	195,020
Long-term debt	338,286	337,258
Other noncurrent liabilities	125,062	120,763

Total liabilities	614,735	653,041

Stockholders' equity	66,428	44,619

Total Liabilities and Stockholders' Equity	$681,163	$697,660

KNOLL, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

	Six Months Ended June 30,
	2009	2008
	(Unaudited)	(Unaudited)

Net income	$17,599	$38,195

Cash Flows provided by Operating Activities	12,923	47,192

Cash Flows used in Investing Activities	(10,233)	(6,644)

Cash Flows used in Financing Activities	(6,000)	(36,200)

Effect of exchange rate changes on cash and cash equivalents	2,173	371

(Decrease) increase in cash and cash equivalents	(1,137)	4,719

Cash and cash equivalents at beginning of period	14,903	17,975

Cash and cash equivalents at end of period	$13,766	$22,694